Exhibit (d)(s)(6)
CONSENT TO TRANSFER PORTFOLIO MANAGEMENT AGREEMENT
          Reference is made to the Portfolio Management Agreement among Pacific Select Fund (the “Fund”), a Massachusetts business trust, Massachusetts Financial Services Company, a Delaware corporation, doing business as MFS Investment Management (“Portfolio Manager”), and Pacific Life Insurance Company (“Investment Adviser” or “Pacific Life”), a Nebraska corporation dated the 2nd day of January, 2001, as amended to date, (the “Agreement”).
RECITALS
          Pacific Life recently formed Pacific Life Fund Advisors LLC (PLFA), a Delaware limited liability company and subsidiary of Pacific Life, to take over the investment advisory services Pacific Life performs for the Fund and to receive the fees the Fund pays Pacific Life for its advisory services, via transfer of the advisory agreement, as well as all sub-advisory agreements (together the Transfer);
          As a result of the Transfer, PLFA is to serve as the investment adviser to the Fund in place of Pacific Life;
          The Transfer will not result in a change of actual control or management, which would result in an automatic termination of the Agreement due to “assignment” pursuant to Section 2(a)(4) of the 1940 Act, and Rule 2a-6 thereunder. Pacific Life has obtained an opinion from its legal counsel, Dechert LLP, (Dechert) confirming its conclusion that the Transfer will not result in an actual change in control or management; and
          The Fund’s Board of Trustees acknowledged the transfer of the Agreement at its meeting on March 20, 2007.
          NOW, THEREFORE, in consideration of the premises:
1.	Effective May 1, 2007:
a.	Pacific Life assigns all duties and obligations, and associated liabilities arising out of the Agreement to PLFA; and

b.	PLFA hereby agrees to assume all duties and obligations, and associated liabilities arising out of the Agreement and to become a party to said Agreement upon the terms and conditions set forth therein, other than as modified below in paragraph 3, standing in the stead of Pacific Life.
2.	The Investment Adviser, Portfolio Manager, and the Fund consent to the assignment of the Agreement.

3.	Paragraph (a) of Section 16 Use of Name, is hereby deleted in its entirety and replaced with the following:

“It is understood that the names “Pacific Life Fund Advisors LLC”, “Pacific Life Insurance Company” or any derivative thereof or logo associated with those names are the valuable property of Pacific Life and that the Fund has the right to use those names (or derivatives or logos) in the Prospectus, SAI, the Fund’s Registration Statement or other filings, or in other forms or reports required under applicable state or federal securities, insurance, or other law, for so long as the Investment Adviser is investment adviser to the Fund, provided, however, that (i) the Fund may continue to use all above names of Investment Adviser in its Registration Statement and other documents to the extent deemed necessary by the Fund to comply with disclosure obligations under applicable law and regulation, or in the opinion of counsel to the Investment Adviser or the Fund or as directed by the Securities and Exchange Commission, such use is necessary to make the disclosures contained in the Fund’s Registration Statement not misleading; and (ii) the Fund shall not use the Investment Adviser’s name or logo in promotional or sales related materials prepared by or on behalf of the Fund, without prior review and approval by the Investment Adviser, which may not be unreasonably withheld. Upon termination of this Agreement, the Fund shall forthwith cease to use such names (and logo), except as provided for herein.”

4.	All terms and conditions set forth in the Agreement, other than as modified above in paragraph 3, are hereby confirmed and remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Consent to Transfer the Portfolio Management Agreement to be executed by their respective officers.
Accepted and Agreed:

Pacific Life Fund Advisors LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon

Name: Howard T. Hirakawa		Name: Jane M. Guon
Title: Vice President		Title: Asst. Vice President & Asst. Secretary

Pacific Life Insurance Company

By:	/s/ Mary Ann Brown	By:	/s/ Jane M. Guon

Name: Mary Ann Brown		Name: Jane M. Guon
Title: Senior Vice President		Title: Asst. Vice President & Asst. Secretary

Pacific Select Fund

By:	/s/ Howard T. Hirakawa

Name: Howard T. Hirakawa
Title: Vice President

Massachusetts Financial Services Company

By:	/s/ Robert J. Manning

Name: Robert J. Manning
Title: President & CEO